Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
University of Texas at Austin	Fuel FX International, Inc.	UTEK Corporation
Bill Catlett	Erik Ulsteen	USA:
512-471-4919	858-350-8845	Nicole Tyson
813-754-4330 x 231
UK: Bankside Consultants
Steve Liebmann or Susan Scott
+44 (0) 20-7367-8883

UTEK Completes Technology Transfer with Fuel FX International, Inc.

Acquisition transfers license for new device to reduce vehicle emissions

PLANT CITY, FL & SAN DIEGO, CA — (BUSINESS WIRE) — September 09, 2005 — UTEK Corporation (AMEX:UTK; LSE-AIM: UTKA), an innovative technology transfer company, and Fuel FX International, Inc., a developer of proprietary products for improving fuel economy and reducing emissions in vehicle engines, today announced that Fuel FX International has acquired Emissions-Reduction Technologies, Inc. (ERT), a wholly owned subsidiary of UTEK Corporation, in a stock transaction.

ERT holds the license to develop and market a second generation system for reducing vehicle emissions. The device is a gasoline distillation apparatus that is intended to significantly reduce startup emissions and total vehicle emissions. This licensed technology was developed by researchers at the University of Texas at Austin working in conjunction with a leading automobile manufacturer.

“Researchers have developed a gasoline distillation apparatus for an engine that includes a heated vapor separator, a condenser and a controller. The heated vapor separator partially vaporizes the engine’s primary fuel to generate a fuel vapor. The condenser cools the fuel vapor to produce a liquid secondary fuel that is more volatile than the primary fuel,” said Bill Catlett, Associate Director, Office of Technology Commercialization, University of Texas at Austin. Mr. Catlett continued, “The controller determines when the engine is supplied with either primary or secondary fuel. The secondary fuel is used only during an initial engine operation period, while the primary fuel is used all other times. After engine operation, the primary fuel is purged from the engine and replaced with the secondary fuel to maximize secondary fuel use during the initial engine operation period. We believe that this process may significantly decrease emissions.”

“Fuel FX International is committed to developing innovative products that improve fuel economy and performance while reducing emissions and maintenance of diesel and gasoline engines. We are very enthusiastic about acquiring ERT and its licensed technology. We believe that the development of this novel device may significantly contribute to our company’s mission while complimenting our flagship product, the Fuel FX Reactor,” said Erik Ulsteen, Chief Executive Officer of Fuel FX International, Inc.

“UTEK is pleased to consummate this technology transfer with Fuel FX International and we look forward to continuing our efforts to identify additional technology acquisition opportunities for their consideration,” said Clifford M. Gross, Ph.D., Chief Executive Officer of UTEK.

About Fuel FX International, Inc.

Fuel FX International, Inc. is engaged in the development, and distribution of proprietary products focused on improving fuel economy and reducing environmental emissions in diesel and gasoline engines. For more information about Fuel FX International, please visit its website at www.fuelfxinternational.com.

About University of Texas at Austin

The University of Texas at Austin is a world-class academic institution with students from all 50 states and more than 100 foreign countries. The University’s undergraduate and graduate academic programs rank among the best in the United States. Additionally, the University serves Texas and the nation as one of the most highly rated public research universities in the United States and houses more than 90 research units. Annual research funding exceeds $380 million. More than 400 patents have been awarded to the university since its inception. To learn more about the University of Texas at Austin please visit www.utexas.edu.

About UTEK Corporation

UTEK® is a leading, market-driven technology transfer company that enables companies to rapidly acquire innovative technologies from universities and research laboratories worldwide. UTEK facilitates the identification and then finances the acquisition of external technologies for clients in exchange for their equity securities. This unique process is called U2B®. In addition to its U2B® service, UTEK offers both large and small capitalization companies the tools to search, analyze and manage university intellectual properties. UTEK has operations in the United States, United Kingdom and Israel. For more information about UTEK, please visit its website at www.utekcorp.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as UTEK or Fuel FX International “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe UTEK’s or Fuel FX International’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of UTEK or Fuel FX International, as appropriate, and the valuation of UTEK’s investment portfolio, which could cause actual results to differ materially from those currently anticipated. Although UTEK and Fuel FX International believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, they cannot give any assurance that their expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and both UTEK and Fuel FX International do not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

UTEK’s operating results could fluctuate significantly due to a number of factors. These factors include the small number of transactions that are completed each quarter, the value of individual transactions, the timing of the recognition and the magnitude of unrealized gains and losses, UTEK’s dependence on the performance of companies in its portfolio, the possibility that advances in technology could render the technologies it has transferred obsolete, the loss of technology licenses by companies in its portfolio, the degree to which it encounters competition in its markets, the volatility of the stock market and the volatility of the valuations of the companies it has invested in as it relates to its realized and unrealized gains and losses, the concentration of investments in a small number of companies, as well as other general economic conditions. As a result of these and other factors, current results may not be indicative of UTEK’s future performance. For more information on UTEK and for a more complete discussion of the risks pertaining to an investment in UTEK, please refer to UTEK’s filing with the Securities and Exchange Commission.

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